UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Crinetics Pharmaceuticals, Inc.
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This filing consists of the following communications from Crinetics Pharmaceuticals, Inc., a Delaware corporation (“Crinetics” or the “Company”), relating to the proposed acquisition of the Company by Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Parent”), pursuant to the Agreement and Plan of Merger, dated July 6, 2026 (the “Merger Agreement”), by and among the Company, Parent and Clark Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

1.	On July 6, 2026, the following email was sent by Crinetics to employees.

Subject: Vertex to Acquire Crinetics

Dear Crinetizens,

Nearly 18 years ago, we founded Crinetics with the goal of improving the lives of patients living with endocrine-related diseases. Thanks to your talents and dedication, we built a company to be proud of — and a foundation ready to transform the future of medical care for many people.

Today we announced that we entered into a definitive agreement under which Crinetics will be acquired by Vertex Pharmaceuticals for $85.00 per share in cash for total equity value of approximately $10.0 billion. You can read the full details in the press release. We have always been confident in the ability of Crinetics to achieve our plan and were not actively looking to sell the company when Vertex approached us. However, after careful consideration, our board unanimously determined that the transaction is in the best interests of our shareholders. This transaction is a validation of the incredible work of our team and what we have built at Crinetics.

Vertex is acquiring Crinetics because they recognize the value in what we’ve built — our lead assets, PALSONIFY® and atumelnant, our scientific expertise in endocrinology, deep pipeline, drug discovery platform, and our team. This agreement is grounded in a shared commitment to science and a joint mission to help underserved patients. They specifically praised our sharp focus, our high standards, and our culture of excellence.

This announcement is the first step in a longer process. We expect the transaction to close in the third quarter of 2026, subject to certain conditions including Crinetics shareholder approval, the expiration of the HSR waiting period and receipt of other required regulatory approvals and other customary closing conditions. Until then, Crinetics and Vertex remain separate independent companies, and we will continue to run our business. For now, our day-to-day focus remains the same: advancing our programs and supporting our patients.

We are hosting an all-employee meeting tomorrow morning, July 7 at 8:00 a.m. PDT. We have also attached an FAQ to help answer your immediate questions. We won’t have all the answers tomorrow, but we are committed to being transparent and sharing updates as we work with Vertex to plan this next chapter. Because this is an acquisition involving two publicly traded companies, we need to be thoughtful about what we say about the transaction, both externally and internally. We are committed to sharing everything we can when we can. Additional information will be made available in due course in public filings with the Securities and Exchange Commission (SEC), to ensure that all shareholders (including employees) have the same access to information about the transaction. In particular, Crinetics will file a proxy statement with the SEC in connection with the shareholder vote to approve the transaction (within two weeks), which will contain additional details and background regarding the transaction. We encourage you to read that proxy statement carefully once it becomes publicly available.

You must not post any information on your social media channels about the acquisition. You may like or repost content posted from either the Crinetics or Vertex corporate social media channels without additional commentary.

There will also be an all-employee meeting with Vertex’s Executive Chairman, Jeffrey Leiden, President and CEO, Reshma Kewalramani, and EVP and Chief Operating and Financial Officer, Charlie Wagner on July 9 at 8:00 a.m. PDT and an invite will be shared soon.

I am incredibly proud of what we have accomplished together, and I look forward to what we can continue to do and seeing our medicines reach the patients who need them most.

Scott

2.	On July 6, 2026, the following Questions and Answers were provided by Crinetics to employees.

Q&A – Crinetics Employees

Q: What was announced today?
A: Vertex Pharmaceuticals and Crinetics Pharmaceuticals announced an agreement for the acquisition of Crinetics for $85.00 per share, for a total equity value of approximately $10.0 billion, or approximately $8.8 billion net of estimated cash acquired.

Q: Why does Vertex want to acquire Crinetics?
A: Vertex’s strategy is to invest in scientific innovation to create transformative medicines targeting serious diseases in specialty markets with high unmet need.

Crinetics is an excellent strategic fit for Vertex, with our focus on serious diseases in specialty markets with significant unmet need, well-understood causal human biology, and potentially best-in-class medicines that could deliver transformative benefit to patients.

Vertex is acquiring Crinetics because they recognize the value in what we’ve built — our lead assets, PALSONIFY® and atumelnant, our scientific expertise in endocrinology, deep pipeline, drug discovery platform, and our team. This agreement is grounded in a shared commitment to science and a joint mission to help underserved patients. They specifically praised our sharp focus, our high standards, and our culture of excellence.

We have always been confident in the ability of Crinetics to achieve our plan and were not actively looking to sell the company when Vertex approached us. However, after careful consideration, our board unanimously determined that the transaction is in the best interests of our shareholders. This transaction is a validation of the incredible work of our team and what we have built at Crinetics.

Because this is an acquisition involving two publicly traded companies, we need to be thoughtful about what we say about the transaction, both externally and internally. Both companies are committed to sharing everything we can, when we can. Additional information will be made available in due course in public filings with the Securities and Exchange Commission (SEC), to ensure that all shareholders (including employees) have the same access to information about the transaction. In particular, Crinetics will file a proxy statement with the SEC in connection with the shareholder vote to approve the transaction (within two weeks), which will contain additional details and background regarding the transaction. We encourage you to read that proxy statement carefully once it becomes publicly available.

Q: Who is Vertex?
A:Vertex is a global biopharmaceutical company that is committed to advancing innovative medicines for people with serious diseases.

Vertex shares our commitment to scientific innovation, improving outcomes for patients, and pursuing bold science to address serious diseases.

Vertex is headquartered in Boston, Massachusetts, with operations spanning North America, Europe, Latin America, the Middle East, and Asia-Pacific.

At one point, Vertex was in a similar position to where we are now. They have navigated the challenges and opportunities that Crinetics faces and are well positioned to help us deliver on our shared mission for patients.

Like Crinetics, Vertex has built its business around scientific rigor, a commitment to patients and a focus on medicines that can make a meaningful difference in serious diseases.

Vertex’s global infrastructure and commercial footprint will amplify the reach of our science and allow us to maximize the impact of PALSONIFY, atumelnant and our pipeline.

Q: How will Crinetics be integrated into Vertex? How will this transaction impact Crinetics employees?
A: The integration planning is in process, and more information will follow. For now, we need to remain focused on our day-to-day work, keeping in mind the same scientific rigor and patient focus that has driven everything we have done to date.

Q: What will the new organizational structure be after closing and how will the Crinetics team report into Vertex?
A: With the transaction just announced and not yet closed, it’s very early in the integration planning process, so we’re not outlining integration plans at this time. Your ELT member will share more information about the integration process as plans are finalized.

Q: When will we receive more information on timelines and integration plans?
A: With the transaction just announced and not yet closed, it is very early in the integration planning process, so we are not outlining integration plans at this time. We will use the coming weeks to formulate our integration plans.

Q: Will Crinetics leadership join Vertex?
A: The integration planning is in process, and we expect further clarity over the coming weeks.

Q: Will Vertex maintain the Crinetics site?
A: The integration planning is in process, and we expect further clarity over the coming weeks.

Q: When will the deal close?
A: The transaction is expected to close in the third quarter of 2026, subject to certain conditions, including Crinetics shareholder approval, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, receipt of other required regulatory approvals and other customary conditions.

Q: What happens between now and the closing of the acquisition?
A: Between the signing and closing, Crinetics and Vertex remain separate independent companies, and Crinetics will continue to run its business. This acquisition does not change who we are and our values, the most critical of which is our focus on serving patients. We should continue to focus on our day-to-day work, keeping in mind the same scientific rigor and patient focus that has driven everything we have done to date. Under applicable law, Crinetics and Vertex are restricted from engaging in joint operations until the transaction has been approved by the antitrust authorities.

Q: What does the acquisition mean for the Crinetics’ sales force?
A: We recognize how important the Crinetics’ sales force has been to the successful launch of PALSONIFY and the strong momentum we are seeing. Maintaining that momentum and supporting our sales force are key priorities as we plan for integration.

Vertex does not currently have a dedicated endocrine sales force, which makes the expertise and relationships within the Crinetics’ team especially important. At the same time, Vertex brings deep experience in commercializing medicines in specialty markets, which we believe can help build on this success over time.

Until the transaction closes, both companies must continue to operate independently. We are committed to PALSONIFY for acromegaly patients. We should stay focused on ensuring there are no disruptions for these patients. Integration planning is underway, with a focus on minimizing disruption and ensuring teams have the clarity and support they need. We will share more information as plans are finalized.

Q: What does this mean for Crinetics consultants?
A: The integration planning is in process, and we expect further clarity over the coming weeks.

Q: Will employees be given severance if they are terminated?
A: At this time, no decisions have been made around changes to the internal organizational structure at Crinetics. If any organizational changes are made that result in position eliminations, employees will be treated fairly and appropriately, including severance pay eligibility.

Q: What happens with our pay and benefits following the closing of the acquisition?
A: There are no changes to your pay or benefits now and no immediate changes will be made to your pay or benefits at the closing. The integration planning is in process, and we expect further clarity over the coming weeks.

Q: What will happen to my stock options and restricted stock units (RSUs)?
A: All outstanding unvested employee equity awards (stock options and RSUs) will fully vest for employees upon the closing of the transaction.

If you hold Crinetics stock options, you will receive the difference between $85.00 and the exercise price of each outstanding stock option, less applicable tax withholdings.

If you hold Crinetics RSUs, you will receive an amount in cash equal to $85.00 for each RSU, less applicable tax withholdings.

Accelerated vesting of your unvested equity awards is contingent upon your continued employment with Crinetics through closing.

Q: Can employees buy and sell stock between now and close?
A: The decision to buy, hold or sell shares of Crinetics stock is an individual choice.

Until the transaction closes, Crinetics stock will continue to trade on Nasdaq, and employees may continue to make investment and trading decisions in accordance with our existing insider trading policy and applicable laws and regulations.

Our quarterly blackout period, which runs from June 16, 2026, to August 13, 2026, remains in place. In addition, certain employees will remain subject to a deal-specific blackout period up until the closing of the transaction. If you have any questions, please reach out to Christopher Wang or Brennen Brodersen.

Q: Will we receive our annual or sales incentive bonuses?
A: Yes. You will continue to be eligible for your annual bonus or sales incentive bonus.

Q: What does this mean for my remote or hybrid work schedule? Will I be asked to relocate?
A: There are currently no planned changes to flexible working arrangements.

Q: Is Vertex going to continue all of our programs?
A: Vertex is excited about the quality of Crinetics’ science and the breadth of our pipeline. Vertex looks forward to learning more about Crinetics’ assets and programs over time and will make decisions about how best to advance the portfolio based on a thoughtful, fact- and data-driven approach.

Q: What does this mean for our ongoing clinical trials?
A: Between the signing and closing, Crinetics and Vertex remain separate independent companies, and Crinetics will continue to run its business. Our commitment to the patients we serve remains unchanged. We will continue to advance our programs, support patients, and deliver on our commitments.

Q: What should I do if contacted by the press, investors/analysts or other third parties?
A: Employees may not engage with those third parties. If you receive any inquiries related to the transaction, do not comment and instead direct them to Natalie Badillo at nbadillo@crinetics.com and Gayathri Diwakar at gdiwakar@crinetics.com.

Q: Can I post about the acquisition on my social media channels?
A: You must not post any information on your social media channels about the acquisition. You may like or repost content posted from either the Crinetics or Vertex corporate social media channels without additional commentary.

Q: What should I tell providers, advocacy groups, or other partners if asked about this transaction?
A: A formal communication has been shared with our advocacy partners letting them know that Crinetics and Vertex will continue to operate as separate companies until the transaction closes in the third quarter, and that we remain committed to our stated goals.

Our commitment to the patients we serve remains unchanged. We will continue to advance our programs, support patients, and deliver on our commitments.

It is critical that you do not speculate about the transaction and only communicate information that has been publicly disclosed through the announcement.

Q: Should we continue to plan to attend Crinetics Con?
A: Until the transaction closes, both companies must continue to operate independently. We anticipate that the transaction will close before our scheduled Crinetics Con. We will be sharing information with Vertex about the plans for Crinetics Con during integration planning. We will share more information with you about how we will proceed after closing once those plans are finalized.

Q: Who should I go to with any questions?
A: We are committed to communicating openly and sharing updates when we can as plans are developed. If you have questions, please speak with your ELT member. While we remain committed to transparency with you, there will be times when we will be limited in what we can share to comply with applicable law and stock exchange rules.

We will file a proxy statement with the SEC in connection with the shareholder vote to approve the transaction, which will contain additional details and background regarding the transaction. We encourage you to read that proxy statement carefully once it becomes publicly available. You can also reach out to the following:
•	Crinetics: ***

3.	On July 6, 2026, the following email was sent by Crinetics to certain investors.

Subject: Crinetics Announced Definitive Agreement to be Acquired by Vertex

[NAME],

I wanted to make sure you saw our announcement this afternoon that Crinetics entered into a definitive agreement under which Crinetics will be acquired by Vertex Pharmaceuticals for $85.00 per share in cash, for total equity value of approximately $10.0 billion, or approximately $8.8 billion net of estimated cash acquired. We are pleased to have reached this agreement with Vertex, which delivers significant immediate cash value to our shareholders, including a 101% premium to Crinetics’ closing stock price on July 2, 2026, and a 127% premium to Crinetics’ 30-day VWAP as of July 2, 2026.

You can read more about the transaction in the press release.

The acquisition by Vertex, a leading global biopharmaceutical company, represents a transformative strategic milestone. Vertex brings global infrastructure, commercial strength, development expertise and resources. This transaction is expected to optimize the global launch of Palsonify®, advance our broader clinical pipeline, and accelerate market penetration worldwide.

With your support, we have built a leading endocrine-focused biotechnology company with a strong pipeline and significant potential to improve more patient lives. We are grateful for your partnership and your continued support. We expect this transaction to close in the third quarter of 2026, subject to certain conditions, including Crinetics shareholder approval, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and any required foreign regulatory clearances, and other customary closing conditions.

Best,

Gayathri Diwakar
Head of Investor Relations, Crinetics

Cautionary Notice Regarding Forward-Looking Statements

These communications contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 related to the Company, Parent and the transactions contemplated by the Merger Agreement that are subject to risks, uncertainties and other factors. While the Company and Parent believe the forward-looking statements contained in these communications are accurate, these forward-looking statements represent the beliefs of the Company and Parent only as of the date of these communications, and there are a number of risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies’ and members of their senior management teams. Forward-looking statements are not purely historical and may be accompanied by words such as “anticipates,” “may,” “forecasts,” “expects,” “intends,” “plans,” “potentially,” “believes,” “seeks,” “estimates,” and other words and terms of similar meaning. Such statements may relate to, but are not limited to: the benefits of Parent’s proposed acquisition of the Company and associated integration plans; the expected timing of the completion of the transactions contemplated by the Merger Agreement; the commercial potential of PALSONIFY and the anticipated potential of atumelnant and the Company’s other pipeline assets, including the potential for PALSONIFY to redefine the treatment paradigm in acromegaly and for atumelnant to become the leading therapy for people struggling with CAH; expectations that the transactions will accelerate Parent’s revenue growth and enhance Parent’s long-term earnings profile, including the potential for more than $5 billion in annual revenue, and support Parent’s goal of sustained double digit revenue growth; expectations that the transactions will become accretive to non-GAAP operating income in 2029; expectations for Parent’s financing of the transactions, including support by the fully committed bridge financing; and any assumptions underlying any of the foregoing.

Forward-looking statements are subject to certain risks, uncertainties or other factors that are difficult to predict and could cause actual events or results to differ materially from those indicated in any such statements due to a number of risks and uncertainties. Those risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include, among other things: the occurrence of any event or circumstance that could give rise to the right of the Company or Parent to terminate the Merger Agreement, including circumstances requiring payment of a termination fee pursuant to the Merger Agreement; failure to obtain applicable regulatory or the Company’s stockholder approval in a timely manner or otherwise; the risk that the transactions may not close in the anticipated timeframe or at all due to one or more of the other closing conditions not being satisfied or waived; the possibility that competing offers will be made; the risk that there may be unexpected costs, charges or expenses resulting from the transactions; risks related to the ability of the Company and Parent to successfully integrate the businesses and the possibility that integration may be more difficult, time consuming or costly than expected; risk that the transactions disrupt the Company’s or Parent’s current plans and operations; the risk that certain restrictions during the pendency of the proposed transaction may impact the Company’s ability to pursue certain business opportunities or strategic transactions; risks related to disruption of each company’s management’s time and attention from ongoing business operations due to the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s and/or Parent’s common stock, credit ratings or operating results; the risk of litigation that could be instituted against the parties or their respective directors, managers or officers and/or regulatory actions related to the transactions, including the effects of any outcomes related thereto; the effects of the transactions on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the impact of competitive products and pricing; that Parent may not realize the potential benefits of the transactions; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; and actual or contingent liabilities related to the transactions. In addition, the product candidates being developed by the Company are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these product candidates will be commercially successful. Forward-looking statements in these communications should be evaluated together with the many uncertainties that affect Parent’s and the Company’s businesses, particularly those risks listed under the heading “Risk Factors” and the other cautionary factors discussed in the parties’ periodic reports filed with the SEC, including Parent’s and the Company’s annual reports on Form 10-K for the year ended December 31, 2025, and quarterly reports on Form 10-Q and current reports on Form 8-K, all of which are available on the SEC’s website at www.sec.gov. You should not place undue reliance on these statements. All forward-looking statements are based on information currently available to Parent and the Company, and Parent and the Company disclaim any obligation to update the information contained in these communications as new information becomes available, except as required by law.

Additional Information and Where to Find It

These communications are being made in respect of the proposed transaction between the Company and Parent. A meeting of the stockholders of the Company will be announced as promptly as practicable to seek Company stockholder approval in connection with the proposed transaction. The Company intends to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement will be mailed to the Company’s stockholders. These communications are not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC. BEFORE MAKING ANY DECISION, COMPANY STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at the Company’s stockholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in the Company’s proxy statement. You will be able to obtain a free copy of the proxy statement and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov or by accessing the Investors section of the Company’s website of www.crinetics.com.

No Offer or Solicitation

These communications are for informational purposes only and are not intended to, and do not constitute or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

The Company, Parent and their respective directors and executive officers and certain of their employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is set forth under the captions “Proposal 1 – Election of Directors”, “Compensation Discussion and Analysis”, “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Person Transactions” in the definitive proxy statement for the Company’s 2026 Annual Meeting of Stockholders, filed with the SEC on April 29, 2026, and in other documents subsequently filed by the Company with the SEC from time to time. Information regarding Parent’s directors and executive officers is set forth under the captions “Proposal 1 – Election of Directors”, “Compensation Discussion and Analysis”, and “Security Ownership of Certain Beneficial Owners and Management” in the definitive proxy statement for Parent’s 2026 Annual Meeting of Stockholders, filed with the SEC on April 2, 2026, and in other documents subsequently filed by Parent with the SEC from time to time. To the extent holdings of the Company’s securities and Parent’s securities by their respective directors or executive officers have changed since the amounts set forth in such filings, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Beneficial Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov or by accessing the Company’s website at https://ir.crinetics.com/financials/sec-filings/default.aspx and the Investors section of Parent’s website at https://investors.vrtx.com/. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement that the Company expects to file in connection with the proposed transaction and other relevant materials the Company may file with the SEC.